EXHIBIT 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in (1) the Registration Statement (Form S-8 No. 333-124647) pertaining to the Teekay LNG Partners L.P. 2005 Long Term Incentive Plan, (2) the Registration Statement (Form F-3 No. 333-162579) and related prospectus and prospectus supplement of Teekay LNG Partners L.P. for the registration of up to $400,000,000 in total aggregate offering price of an indeterminate number of common units and (3) the Registration Statement (Form F-3 No. 333-170838) and related prospectus for the registration of 1,052,749 common units, of the following reports included in this Annual Report (Form 20-F) for the year ended December 31, 2010:
•
our reports dated April 1, 2011 with respect to the consolidated financial statements of Teekay LNG Partners L.P. and subsidiaries and on the effectiveness of internal control over financial reporting of Teekay LNG Partners L.P., and

•	our report dated April 1, 2011 on the consolidated financial statements of Teekay Nakilat (III) Corporation.

Vancouver, Canada	/s/ Ernst & Young LLP
April 1, 2011	Chartered Accountants